UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): August 5, 2020

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diamedica therapeutics inc.

(Exact name of registrant as specified in its charter)

British Columbia	001-36291	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Two Carlson Parkway, Suite 260 Minneapolis, Minnesota	55447
(Address of principal executive offices)	(Zip Code)

(763) 312-6755

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Voting common shares, no par value per share	DMAC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.02     Results of Operations and Financial Condition.

On August 5, 2020, DiaMedica Therapeutics Inc. (the Company) filed with the United States Securities and Exchange Commission (the SEC) a preliminary prospectus supplement (the Preliminary Prospectus Supplement) in connection with a proposed public offering of the Company’s voting common shares, no par value per share (the Public Offering). The Preliminary Prospectus Supplement contains certain preliminary unaudited financial information of the Company and its subsidiaries as of and for the three and six months ended June 30, 2020. The preliminary unaudited financial information is furnished in Exhibit 99.1 to this Current Report on Form 8-K, which is incorporated by reference into this Item 2.02 of this report.

The information contained in Item 2.02 of this report and Exhibit 99.1 to this report shall not be deemed to be “filed” with the SEC for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (Exchange Act), and shall not be incorporated by reference into any filings made by the Company under the Securities Act of 1933, as amended (Securities Act), or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 8.01     Other Events.

As noted above, on August 5, 2020, in connection with the Public Offering, the Company filed the Preliminary Prospectus Supplement to its shelf registration statement on Form S-3 (File No. 333-235775), which became effective on January 9, 2020, pursuant to Rule 424(b) under the Securities Act. In addition to certain preliminary unaudited financial information of the Company and its subsidiaries as of and for the three and six months ended June 30, 2020 referred to in Item 2.02 above, the Company included updated summary business information and certain updated risk factor disclosure in the Preliminary Prospectus Supplement. The updated summary business information and certain updated risk factor disclosure are filed as Exhibits 99.2 and 99.3, respectively, to this report and are incorporated herein by reference.

In addition, the Company disclosed in the Preliminary Prospectus Supplement that it intends to use a portion of the net proceeds of the Public Offering, if completed, to add a new third cohort III to its REDUX trial to be comprised of participants with Type II diabetes mellitus with chronic kidney disease (CKD), hypertension and albuminuria, in addition to the two current cohorts. The Phase II trial named REDUX, Latin for restore, is a multi-center, open-label investigation of approximately 60 participants with CKD, who are being enrolled in two cohorts (30 per cohort). The study is being conducted in the United States at up to 10 sites and is focused on participants with two specific causes of CKD. Cohort I of the study is focused on non-diabetic, hypertensive African Americans with Stage II or III CKD. African Americans are at greater risk for CKD than Caucasians, and those who have the APOL1 gene mutation are at an even higher risk. The study is designed to capture the APOL1 gene mutation as an exploratory biomarker in this cohort. Cohort II of the study is focused on participants with IgA Nephropathy (IgAN). The proposed cohort III of the study is also intended to enroll 30 participants, raising the total REDUX trial target enrollment to 90 participants. The study is evaluating two dose levels of the DM199 product candidate within each cohort. Study participants will receive DM199 by subcutaneous injection twice weekly for 95 days. The primary study endpoints include safety, tolerability, blood pressure, albuminuria and kidney function, which will be evaluated by changes from baseline in estimated glomerular flow rate and albuminuria, as measured by the urinary albumin to creatinine ratio.

As part of the updated business summary information, the Company disclosed in the Preliminary Prospectus Supplement that, as of August 5, 2020, the Company had enrolled 18 subjects, including 7 African American subjects into cohort I and 11 subjects with IgAN into cohort II of the REDUX study. Due to actions implemented to combat the novel strain of the coronavirus, or COVID-19, pandemic, the Company has experienced and continues to experience slower than expected enrollment in the REDUX clinical trial related to the reduction or suspension of activities at its clinical study sites as they address staff and patient safety concerns. The Company anticipates that the COVID-19 pandemic will likely continue to adversely affect the Company’s ability to recruit or enroll subjects and it cannot provide any assurance as to when all sites will be able to resume enrollment or any guidance at this time as to when it will complete enrollment in the study. While results observed to date in the REDUX study indicate a safety profile consistent with past studies, there is insufficient data at this time for the Company to evaluate or comment upon efficacy.

This report, including the exhibits hereto, shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, which is being made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
99.1	Updated Financial Information (furnished herewith)
99.2	Updated Business Disclosure (filed herewith)
99.3	Updated Risk Factor Disclosure (filed herewith)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMEDICA THERAPEUTICS INC.

By:	/s/ Scott Kellen
Scott Kellen
Chief Financial Officer and Secretary

Dated: August 5, 2020